Exhibit 10.4
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT
     THIS AMENDMENT NO. 1, dated as of September 3, 2010 (the “Amendment”), is to the Employment Agreement, dated as of February 25, 2008 (the “Agreement”), by and between GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation having its corporate headquarters at One Gaylord Drive, Nashville, Tennessee 37214 (the “Company”), and CARTER R. TODD, a resident of Nashville, Davidson County, Tennessee (“Executive”).
WITNESSETH:
     WHEREAS, the Company and Executive have heretofore entered into the Agreement; and
     WHEREAS, the parties wish to modify certain provisions of the Agreement to eliminate a gross-up payment relating to amounts that constitute an excise tax payment pursuant to Section 4999 of the Internal Revenue Code; and
     WHEREAS, the Company and Executive wish to make other modifications to reflect the understandings between the parties.
     NOW, THEREFORE, in consideration of the continued employment of the Executive by the Company, the agreements made herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Agreement as follows:
     1. Section 6(e) of the Agreement is hereby amended by omitting the sentence of that Section that reads “In addition, Executive shall also be entitled to a pro rata share of his Restricted Stock Unit Grant under the 2008 Long Term Incentive Plan in the event the performance targets for such award are eventually satisfied on February 4, 2012 or the award is otherwise vested via change of control or otherwise (for example, if Executive were terminated two years into the four-year cliff vesting period, then Executive would receive fifty percent (50%) of the award if eventually earned).”, which sentence shall be of no further effect.
     2. Section 7(b) of the Agreement is hereby amended by changing the words “three (3)” in clauses (i) and (ii) to “two (2)” and adding the following sentence at the end of Section 7(b):
     In addition, in the event that within one (1) year following a Change of Control the Company terminates Executive Without Cause or Executive terminates employment for Good Reason, as consideration for compliance with the Restrictive Covenants in Section 9(c) hereof, upon such termination Executive shall be entitled to: (i) the payment of one (1) times Executive’s Base Salary for the year in which such termination shall occur; and (ii) the payment of one (1) times Executive’s highest Annual Bonus for the preceding three years.

     3. Section 8 of the Agreement, “Excise Tax Reimbursement,” is hereby omitted and shall be of no further effect. Section 8 shall hereafter be entitled “Reserved.”
     4. Article 14 of the Agreement shall be amended by adding the following as Section 14(k) thereof:
     14(k) Section 409A Compliance. Notwithstanding any provision of this Agreement, the intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith or exempt therefrom.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Employment Agreement to be duly executed as of the date first above written.

GAYLORD ENTERTAINMENT COMPANY
By:	/s/ Colin V. Reed
Name: Colin V. Reed
Its: Chairman

EXECUTIVE
/s/ Carter R. Todd
Carter R. Todd

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